EXHIBIT 10.43

Summary of Certain Executive Officer and Director Compensation Arrangements

Named Executive Officer Salary and Bonus Information

The following table presents the base salaries as of February 24, 2009 of our named executive officers serving as executive officers as of December 31, 2008.

Name	Salary
Louis Raspino	$950,000
Rodney W. Eads	$560,000
Brian C. Voegele	$425,000
W. Gregory Looser	$402,000
Lonnie D. Bane	$352,000

Under our annual incentive compensation plan for 2009, bonuses for executive officers will be paid based on the achievement of specific objectives established by our Compensation Committee. The objectives under the plan for 2009 (with target weight) consist of earnings per share (30%), operating and general and administrative expense control (15%), operating efficiency (10%), working capital (10%), safety performance on a company-wide basis (10%) and personal performance goals (25%). Bonuses for executive officers under the 2009 plan will be determined with reference to the level of achievement of the plan objectives. Target bonuses payable for 2009 as a percentage of base salary for the persons named above are as follows: Mr. Raspino—100%; Mr. Eads—75%; Mr. Voegele—65%; Mr. Looser—60%; and Mr. Bane—60%. The maximum bonus equals two times the target bonus.

Director Fees

The annual retainer for the chairman of the board is $180,000. Each other director who is not an employee of our company receives an annual retainer of $75,000 and a fee of $2,000 for each board and committee meeting attended. In addition, the chairman of the Audit Committee receives an annual fee of $15,000; the chairman of the Compensation Committee receives an annual fee of $12,000; and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $10,000.